UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 16, 2007
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49839 (Commission File Number)	45-0478605 (I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On October 16, 2007, Guy Macdonald, Executive Vice President, Operations of Idenix Pharmaceuticals, Inc. (the “Company”), announced his intention to resign from the Company. On October 19, 2007, Mr. Macdonald and the Company entered into a letter agreement (the “Letter Agreement”) setting forth December 31, 2007 as the effective date of Mr. Macdonald’s resignation. The Letter Agreement also sets forth that Mr. Macdonald’s termination will be considered a “covered termination” under his Employment Agreement, dated as of July 28, 2003 (the “Employment Agreement”), and subject to his execution of a release agreement, Mr. Macdonald will be entitled to receive the benefits provided upon occurrence of a covered termination. Such benefits will include: (i) a lump sum payment equal to his annual base salary and the greater of his target bonus for the year in which the covered termination occurs or the actual bonus paid in the year immediately preceding the covered termination; and (ii) continuation of health, dental and life insurance benefits for one year subsequent to the occurrence of the covered termination. Based upon the formula established in his Employment Agreement Mr. Macdonald’s bonus payments under Section 5.A(i) of the Employment Agreement will be $163,090. In addition, under the Employment Agreement, options to acquire up to 190,417 shares of Idenix common stock held by Mr. Macdonald and not vested as of September 30, 2007 will accelerate and become immediately exercisable on the termination date.
The Letter Agreement is filed herewith as Exhibit 10.1. Mr. Macdonald’s Employment Agreement was previously filed with the SEC as Exhibit 10.10 to Idenix’s Registration Statement on Form S-1 (Registration No. 333-111157) filed December 15, 2003.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

10.1	Letter Agreement, dated October 19, 2007, by and between Idenix Pharmaceuticals, Inc. and Guy Macdonald.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: October 22, 2007	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Financial Officer and Treasurer

Exhibit Index
10.1	Letter Agreement, dated October 19, 2007, by and between Idenix Pharmaceuticals, Inc. and Guy Macdonald.